Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Amcor plc of our report dated December 14, 2018, relating to the financial statements of Amcor Limited, which appears in Amcor plc’s prospectus filed on March 25, 2019, which is incorporated by reference in this Registration Statement on Form S-8.

/s/ PricewaterhouseCoopers

Melbourne, Australia

July 19, 2019